Exhibit 10.19

Written Description of Compensatory Arrangement with Chief Operating Officer

Carter Peters was appointed as Executive Vice President and Chief Operating Officer of Guaranty Federal Bancshares and Guaranty Bank (the “Bank”) effective August 8, 2005. The Bank has agreed to pay Mr. Peters an annual salary of $125,000, which will be reviewed annually, and may be increased based on such review, by the Bank. Mr. Peters may also receive a performance bonus in 2006 based on the Bank achieving profit plan and earnings per share growth. There is no written employment agreement between the parties.